EXHIBIT 99.1

RALPH LAUREN REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2022 RESULTS AHEAD OF EXPECTATIONS

•Fourth Quarter Revenues Outperformed Outlook with Double-Digit Growth Across All Regions; Full Year Fiscal 2022 Revenues of $6.22 Billion Exceeded Fiscal 2020 Pre-Pandemic Levels
•North America Post-Reset Turnaround Strongly Underway with Full Year Revenues Increasing 49% and Significant Operating Margin Expansion Including Substantial Strategic Investments for Long-Term Growth
•Delivered Better Than Expected Fourth Quarter and Full Year Adjusted Operating Margin and Full Year Operating Profit Growth of More than 30% to Fiscal 2020
•Outlook for Fiscal 2023 Net Revenue Growth of High Single Digits on a 52-Week Comparable Basis in Constant Currency fueled by North America
•Continued to Return Value to Shareholders with the Repurchase of 3.7 Million Shares in Full Year Fiscal 2022; Board of Directors Approves 9% Dividend Increase

NEW YORK -- (BUSINESS WIRE) -- May 24, 2022 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of premium lifestyle products, today reported earnings per diluted share of $0.34 on a reported basis and $0.49 on an adjusted basis, excluding restructuring-related and other net charges, for the fourth quarter of Fiscal 2022. This compared to earnings per diluted share of ($1.01) on a reported basis and $0.38 on an adjusted basis, excluding restructuring-related and other net charges for the fourth quarter of Fiscal 2021.
"From our latest fashion show to the launch of our powerful Morehouse and Spelman colleges collection, we continue to inspire people all over the world to dream," said Ralph Lauren, Executive Chairman and Chief Creative Officer. "Whether it’s our clothes or how we think about our impact on the planet, we imprint all we do with a spirit of optimism and timelessness that give people a sense of possibility."

"Our teams around the world executed exceptionally well to deliver fourth quarter and full year results that exceeded our expectations as we continued to progress on our long-term strategic commitments," said Patrice Louvet, President and Chief Executive Officer. "We have laid the groundwork for healthy sustainable growth and value creation in Fiscal 2023. As we continue to navigate a highly dynamic global macroeconomic environment, our growth will be supported by the strength of our brand and multiple engines — from recruiting new high-value consumers to developing high-potential product categories and geographic and channel expansion."

Key Achievements in Fiscal 2022

We delivered the following highlights across our strategic priorities in the fourth quarter and full year Fiscal 2022:

•Win Over a New Generation of Consumers
◦Activated strong consumer engagement through diverse content and accelerated marketing investments, driving strong continued momentum in global brand consideration and purchase intent

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◦Leveraged key brand moments to connect consumers to our powerful lifestyle brand, with fourth quarter investments focused on a range of bold activations including: our high-impact Fall '22 fashion show at New York's Museum of Modern Art, our sponsorships of Team USA at the Winter Olympics and the Australian Open and our 'Power of Women' RLX campaigns, along with our continued focus on new full-price consumer acquisition
•Energize Core Products and Accelerate Under-Developed Categories
◦Drove our iconic core and expanded high-potential categories to deliver compelling new assortments that resonate with post-pandemic consumer wardrobing. Special releases in the fourth quarter included our inspiring limited-edition capsule with Morehouse and Spelman Colleges, Polo Color Shop, Team USA Olympics and Lunar New Year gifting collections
◦Brand elevation continues with average unit retail ("AUR") up 13% across our direct-to-consumer network in the fourth quarter and up 15% for full year Fiscal 2022, on top of a 26% increase last year, driven by a strong product offering and promotional discipline
•Drive Targeted Expansion in Our Regions and Channels
◦Delivered robust double-digit growth across every region in the fourth quarter and for the full year, with North America up 49%, Europe up 54% and Asia up 27% to last year in constant currency despite continued pandemic-related disruptions
◦Continued to drive strong momentum in the Chinese mainland with fourth quarter sales increasing more than 25% to last year in constant currency, despite ongoing COVID-19 related lockdowns
◦All three regions also reported significant operating margin expansion to last year and pre-pandemic levels in Fiscal 2022 on a healthier base
•Lead With Digital
◦Fourth quarter Ralph Lauren digital ecosystem revenues grew low double-digits compared to Fiscal 2021 and more than 80% compared to Fiscal 2020, with balanced momentum across both owned and wholesale digital channels globally
◦Fourth quarter and full year operating margin in our owned digital business continued to significantly benefit the total company margin rate, consistent with the prior year and representing a more than 900 basis point increase to Fiscal 2020 pre-pandemic levels
•Operate With Discipline to Fuel Growth
◦Fiscal 2022 adjusted operating margin of 13.4% on a 53-week basis expanded 860 basis points to last year and 310 basis points to Fiscal 2020, all while accelerating investments in our key strategic initiatives. Fourth quarter operating margin of 3.6% expanded 20 basis points to last year on a reported basis and 140 basis points in constant currency, above our expectations driven by our continued focus on productivity
◦Inventories are healthy and well positioned to support Fiscal 2023 product elevation and growth plans by region and as we deliberately shift inventory receipts earlier to mitigate global supply chain disruptions
◦Demonstrated strong progress on our citizenship and sustainability journey including: our ambitious commitments to achieve net zero greenhouse gas emissions by 2040, 100% sustainably sourced key materials by 2025, and diversity and inclusion targets within our leadership and factory partners

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Fourth Quarter Fiscal 2022 Income Statement Review

Net Revenue. In the fourth quarter of Fiscal 2022, revenue increased 18% to $1.5 billion on a reported basis and was up 22% in constant currency. Foreign currency negatively impacted revenue growth by approximately 360 basis points in the fourth quarter.

Revenue performance for the Company’s reportable segments in the fourth quarter compared to the prior year period was as follows:

•North America Revenue. North America revenue in the fourth quarter increased 19% to $674 million. In retail, comparable store sales in North America were up 21%, with a 27% increase in digital commerce and a 19% increase in brick and mortar stores. North America wholesale revenue was up 1% to last year. Wholesale results included a significantly higher level of negative impact from strategic distribution resets and the transition of Chaps to a licensed business in the fourth quarter relative to the first three quarters of the year, as planned. The Company will lap the majority of these impacts beginning in Fiscal 2023.

•Europe Revenue. Europe revenue in the fourth quarter increased 26% to $467 million on a reported basis and increased 34% in constant currency to last year. In retail, comparable store sales in Europe were up 77%, with a 145% increase in brick and mortar stores more than offsetting a 2% decrease in digital commerce over a challenging compare of 79% growth in the prior year period when a significant portion of our stores were closed due to COVID-19. Europe wholesale revenue increased 5% on a reported basis and 12% in constant currency.

•Asia Revenue. Asia revenue in the fourth quarter increased 20% to $346 million on a reported basis and 26% in constant currency, including adverse impacts related to COVID-19 business disruptions across key markets. Comparable store sales in Asia increased 12%, with a 10% increase in our brick and mortar stores and a 46% increase in digital commerce.

Gross Profit. Gross profit for the fourth quarter of Fiscal 2022 was $966 million and gross margin was 63.4%. On an adjusted basis, gross margin was 63.3% compared to 62.9% in the prior year period. Foreign currency negatively impacted gross margin by 80 basis points in the fourth quarter. Gross margin expansion was primarily driven by AUR growth across all regions as well as favorable channel and geographic mix shifts more than offsetting increased input costs from freight, raw materials and labor. Compared to fourth quarter Fiscal 2020, adjusted gross margins expanded 420 basis points on a reported basis on strong AUR growth.

Operating Expenses. Operating expenses in the fourth quarter of Fiscal 2022 were $929 million on a reported basis, including $19 million in restructuring-related and other net charges. On an adjusted basis, excluding such charges, operating expenses were $910 million, up 19% to prior year, primarily driven by higher marketing investments, compensation, rent and selling expenses to fuel both near- and long-term strategic growth. Adjusted operating expense rate was 59.8%, compared to 59.5% in the prior year period, excluding restructuring-related and other net charges.

Operating Income (Loss). Operating income for the fourth quarter of Fiscal 2022 was $37 million on a reported basis, including restructuring-related and other net charges of $17 million, and operating margin was 2.4%. Adjusted operating income was $54 million and operating margin was 3.6%, 20 basis points above the prior year. Foreign currency negatively impacted operating margin by 120 basis points in the fourth quarter.

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•North America Operating Income. North America operating income in the fourth quarter was $90 million on both a reported basis and an adjusted basis. Adjusted North America operating margin was 13.4%, compared to adjusted operating margin of 15.6% for the fourth quarter of Fiscal 2021 as we shifted a significant portion of operating expenses including marketing to the second half of the year to support growth coming out of the pandemic.

•Europe Operating Income. Europe operating income in the fourth quarter was $91 million on a reported basis and $94 million on an adjusted basis. Adjusted Europe operating margin was 20.2%, compared to 18.9% for the fourth quarter of Fiscal 2021. Foreign currency negatively impacted adjusted operating margin rate by 170 basis points in the fourth quarter.

•Asia Operating Income. Asia operating income in the fourth quarter was $39 million on both a reported basis and an adjusted basis. Adjusted Asia operating margin was 11.4%, compared to 9.1% for the fourth quarter of Fiscal 2021. Foreign currency negatively impacted adjusted operating margin rate by 100 basis points in the fourth quarter.

Net Income (Loss) and EPS. On a reported basis, net income in the fourth quarter of Fiscal 2022 was $24 million or $0.34 per diluted share. On an adjusted basis, net income was $36 million, or $0.49 per diluted share. This compared to a net loss of $74 million, or ($1.01) per diluted share on a reported basis, and net income of $28 million, or $0.38 per diluted share on an adjusted basis, for the fourth quarter of Fiscal 2021.

In the fourth quarter of Fiscal 2022, the Company had an effective tax rate of approximately 17% on a reported basis and 23% on an adjusted basis. This compared to a reported and adjusted effective tax rate of approximately (110%) and 18%, respectively, in the prior year period. The increase in our adjusted effective tax rate was driven by an increase in liabilities for uncertain tax positions and unfavorable permanent adjustments, partly offset by favorable stock compensation adjustments.

Full Year Fiscal 2022 Income Statement Review

Net Revenues. For Fiscal 2022, revenue increased 41% to $6.2 billion on a reported basis and increased 42% in constant currency. Foreign currency negatively impacted revenue growth by approximately 60 basis points in the period.

•North America Revenue. For Fiscal 2022, North America revenue increased 49% to $3.0 billion.

•Europe Revenue. For Fiscal 2022, Europe revenue increased 53% to $1.8 billion on a reported basis. In constant currency, revenue increased 54%.

•Asia Revenue. For Fiscal 2022, Asia revenue increased 25% to $1.3 billion on a reported basis. In constant currency, revenue increased 27%.

Gross Profit. Gross profit for Fiscal 2022 was $4.1 billion on a reported basis and gross margin was 66.7%. On an adjusted basis, gross margin was 66.5%, 80 basis points higher than the prior year.

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Operating Expenses. For Fiscal 2022, operating expenses were $3.3 billion on a reported basis, including $46 million in restructuring-related and other net charges. On an adjusted basis, operating expenses were also $3.3 billion, up 23% to prior year. Adjusted operating expense rate was 53.1%, 780 basis points below Fiscal 2021, excluding restructuring-related and other net charges from both periods.

Operating Income (Loss). Operating income for Fiscal 2022 was $798 million, including restructuring-related and other net charges of $33 million. On an adjusted basis, operating income was $831 million compared to operating income of $211 million for the prior year period, excluding restructuring-related and other net charges from both periods.

•North America Operating Income. North America operating income in Fiscal 2022 was $677 million and operating margin was 22.8% on a reported basis, including restructuring-related and other net charges. On an adjusted basis, North America operating income in Fiscal 2022 was $666 million and operating margin was 22.4%, compared to 17.4% in Fiscal 2021.

•Europe Operating Income. Europe operating income in Fiscal 2022 was $444 million and operating margin was 24.9% on a reported basis, including restructuring-related and other net charges. On an adjusted basis, Europe operating income in Fiscal 2022 was $446 million and operating margin was 25.1%, compared to 17.3% in Fiscal 2021.

•Asia Operating Income. Asia operating income in Fiscal 2022 was $229 million and operating margin was 17.8% on a reported basis, including restructuring-related and other net charges. On an adjusted basis, Asia operating income in Fiscal 2022 was $230 million and operating margin was 17.9%, compared to 14.6% in Fiscal 2021.

Net Income (Loss) and EPS. In Fiscal 2022, net income was $600 million or $8.07 per diluted share on a reported basis. On an adjusted basis, net income was $623 million, or $8.38 per diluted share. This compared to a net loss of $121 million, or ($1.65) per diluted share on a reported basis, and net income of $127 million, or $1.70 per diluted share on an adjusted basis for Fiscal 2021.

For Fiscal 2022, the Company had an effective tax rate of approximately 20% on a reported basis and 21% on an adjusted basis. This compared to a reported and adjusted effective tax rate of approximately (62%) and 29%, respectively, in the prior year. The decline in our adjusted effective tax rate was primarily driven by favorable stock compensation adjustments in Fiscal 2022, a one-time foreign-derived intangible income (FDII) deduction and other adjustments to liabilities for uncertain tax positions and deferred tax.

Balance Sheet and Cash Flow Review

The Company ended Fiscal 2022 with $2.6 billion in cash and investments and $1.6 billion in total debt, compared to $2.8 billion and $1.6 billion, respectively, at the end of Fiscal 2021. Inventory at the end of Fiscal 2022 was $977 million, up 29% compared to the prior year period reflecting improved sales performance, higher goods-in-transit to mitigate ongoing global supply chain delays and continued elevation of our product mix.

The Company repurchased approximately $150 million of Class A Common Stock in the fourth quarter and approximately $450 million of Class A Common Stock during the full year Fiscal 2022. At the end of Fiscal 2022, the Company had approximately $1.6 billion remaining under its total share repurchase authorization, subject to overall business and market conditions.

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The Company had $167 million in capital expenditures in Fiscal 2022, compared to $108 million in the prior year period. The increase was primarily due to more normalized levels of investment as we emerged from the pandemic, following unusually low capital expenditures in the prior year period.

Dividend Increase

The Company also announced that its Board of Directors declared a 9% increase in the regular quarterly cash dividend on the Company's Common Stock. The new quarterly cash dividend is $0.75 per share for a total annual dividend amount of $3.00 per share. The next quarterly dividend is payable on July 15, 2022 to shareholders of record at the close of business on July 1, 2022.

Full Year Fiscal 2023 and First Quarter Outlook

The Company's outlook is based on its best assessment of the current macroeconomic environment, including global supply chain, inflationary pressures, the war in Ukraine, COVID-19 variants and other COVID-related disruptions. The Company continues to note the ongoing uncertainty and evolving situation surrounding COVID-19 impacting the timing and path of recovery in each market, including the potential for further outbreaks or resurgences of the pandemic across various markets as well as potential global supply chain disruptions. The full year Fiscal 2023 and first quarter guidance excludes restructuring-related and other net charges, as described in the "Non-U.S. GAAP Financial Measures" section of this press release.

For Fiscal 2023, the Company expects constant currency revenues to increase approximately high single digits to last year on a 52-week comparable basis, with our current outlook at around 8%. Based on current exchange rates, foreign currency is expected to negatively impact revenue growth by approximately 400 basis points in Fiscal 2023. On a 53-week comparable basis, Fiscal 2023 revenue growth is also expected to be negatively impacted by approximately 100 basis points due to the absence of the 53rd week compared to the prior year.

The Company expects operating margin for Fiscal 2023 in a range of approximately 14.0% to 14.5% in constant currency. Foreign currency is expected to negatively impact operating margin by approximately 130 basis points in Fiscal 2023. This compares to operating margin of 13.1% on a 52-week comparable basis and 13.4% on a 53-week basis in the prior year, both on a reported basis. Gross margin is expected to increase 30 to 50 basis points in constant currency on a 52-week comparable basis, with stronger AUR and favorable product and channel mix more than offsetting higher freight and product cost inflation. Foreign currency is expected to negatively impact gross margins by approximately 110 basis points in Fiscal 2023.

For the first quarter, the Company expects revenue growth will be in a range centered around 8% in constant currency to last year. Foreign currency is expected to negatively impact revenue growth by approximately 480 to 500 basis points. The first quarter outlook reflects confirmed government-mandated lockdowns and other COVID-related restrictions, notably in China.

Operating margin for the first quarter is expected to be in a range centered around 13.5% in constant currency, reflecting increased headwinds from higher freight and marketing expense, which are expected to normalize in the second half of the year when the Company laps cost increases from the prior year. Foreign currency is expected to negatively impact first quarter operating margin by approximately 130 basis points in the first quarter. Gross margin is expected to be down slightly to last year in constant currency with continued AUR growth offset by industry-wide increases in freight and product costs.

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Foreign currency is expected to negatively impact gross margins by approximately 100 basis points in the first quarter.

The full year Fiscal 2023 tax rate is expected to be in the range of 25% to 26%, assuming a continuation of current tax laws. First quarter of Fiscal 2023 tax rate is expected to be about 24% to 25%.

The Company is planning capital expenditures for Fiscal 2023 of approximately $290 million to $310 million.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Tuesday, May 24, 2022, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Fourth Quarter 2022 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Tuesday, May 24, 2022 through 6:00 P.M. Eastern, Tuesday, May 31, 2022 by dialing 203-369-3634 or 800-839-1172 and entering passcode 7536.

ABOUT RALPH LAUREN

Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in five categories: apparel, footwear & accessories, home, fragrances, and hospitality. For more than 50 years, Ralph Lauren has sought to inspire the dream of a better life through authenticity and timeless style. Its reputation and distinctive image have been developed across a wide range of products, brands, distribution channels and international markets. The Company's brand names — which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children and Chaps, among others — constitute one of the world's most widely recognized families of consumer brands. For more information, go to https://investor.ralphlauren.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses, earnings, quarterly cash dividend and Class A common stock repurchase programs, and environmental, social, and governance goals and are indicated by words or phrases such as "anticipate," "outlook," "estimate," "expect," "project," "believe," "envision," "goal," "target," "can," "will," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to certain risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our

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executive and senior management team or to our operating structure, including those resulting from the recent reduction to our global workforce in connection with our long-term growth strategy, and our ability to effectively transfer knowledge and maintain adequate controls and procedures during periods of transition; the impact to our business resulting from the COVID-19 pandemic, including periods of reduced operating hours and capacity limits and/or temporary closure of our stores, distribution centers, and corporate facilities, as well as those of our customers, suppliers, and vendors, and potential changes to consumer behavior, spending levels, and/or shopping preferences, such as willingness to congregate in shopping centers or other populated locations; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including potential business disruptions related to the war between Russia and Ukraine, civil and political unrest, and diplomatic tensions between the U.S. and other countries; the potential impact to our business resulting from supply chain disruptions, including those caused by capacity constraints, closed factories and/or labor shortages (stemming from pandemic diseases, labor disputes, strikes, or otherwise), scarcity of raw materials, and port congestion, which could result in inventory shortages and lost sales; the potential impact to our business resulting from inflationary pressures, including increases in the costs of raw materials, transportation, wages, healthcare, and other benefit-related costs; our ability to recruit and retain employees to operate our retail stores, distribution centers, and various corporate functions; the impact to our business resulting from changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our ability to competitively price our products and create an acceptable value proposition for consumers; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to achieve our goals regarding environmental, social, and governance practices, including those related to climate change and our human capital; our ability and the ability of our third-party service providers to secure our respective facilities and systems from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, ransomware, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases such as COVID-19, severe weather, geological events, and other catastrophic events; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, capital expenditures, and potential payment of dividends and repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; a variety of legal, regulatory, tax, political, and economic risks, including

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risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the potential impact to our business resulting from the imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from trade developments between the U.S. and China, and any related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies; changes in our tax obligations and effective tax rate due to a variety of factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; the potential impact to the trading prices of our securities if our operating results, Class A common stock share repurchase activity, and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to make strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	April 2, 2022	March 27, 2021
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,863.8	$2,579.0
Short-term investments	734.6	197.5
Accounts receivable, net of allowances	405.4	451.5
Inventories	977.3	759.0
Income tax receivable	63.7	54.4
Prepaid expenses and other current assets	172.5	166.6
Total current assets	4,217.3	4,208.0
Property and equipment, net	969.5	1,014.0
Operating lease right-of-use assets	1,111.3	1,239.5
Deferred tax assets	303.8	283.9
Goodwill	908.7	934.6
Intangible assets, net	102.9	121.1
Other non-current assets	111.2	86.4
Total assets	$7,724.7	$7,887.5

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$499.8	$—
Accounts payable	448.7	355.9
Current income tax payable	53.8	50.6
Current operating lease liabilities	262.0	302.9
Accrued expenses and other current liabilities	991.4	875.4
Total current liabilities	2,255.7	1,584.8
Long-term debt	1,136.5	1,632.9
Long-term finance lease liabilities	341.6	370.5
Long-term operating lease liabilities	1,132.2	1,294.5
Non-current income tax payable	98.9	118.7
Non-current liability for unrecognized tax benefits	91.9	91.4
Other non-current liabilities	131.9	190.3
Total liabilities	5,188.7	5,283.1
Equity:
Common stock	1.3	1.3
Additional paid-in-capital	2,748.8	2,667.1
Retained earnings	6,274.9	5,872.9
Treasury stock, Class A, at cost	(6,308.7)	(5,816.1)
Accumulated other comprehensive loss	(180.3)	(120.8)
Total equity	2,536.0	2,604.4
Total liabilities and equity	$7,724.7	$7,887.5

Net Cash & Short-term Investments	$962.1	$1,143.6
Cash & Short-term Investments	2,598.4	2,776.5

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RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 2, 2022	March 27, 2021	April 2, 2022	March 27, 2021
	(millions, except per share data)
Net revenues	$1,522.7	$1,287.0	$6,218.5	$4,400.8
Cost of goods sold	(556.6)	(504.1)	(2,071.0)	(1,539.4)
Gross profit	966.1	782.9	4,147.5	2,861.4
Selling, general, and administrative expenses	(913.7)	(755.2)	(3,305.6)	(2,638.5)
Impairment of assets	(2.0)	(60.3)	(21.3)	(96.0)
Restructuring and other charges, net	(13.6)	6.9	(22.2)	(170.5)
Total other operating expenses, net	(929.3)	(808.6)	(3,349.1)	(2,905.0)
Operating income (loss)	36.8	(25.7)	798.4	(43.6)
Interest expense	(13.7)	(13.9)	(54.0)	(48.5)
Interest income	1.1	2.2	5.5	9.7
Other income, net	5.1	2.1	4.7	7.6
Income (loss) before income taxes	29.3	(35.3)	754.6	(74.8)
Income tax provision	(4.9)	(38.8)	(154.5)	(46.3)
Net income (loss)	$24.4	$(74.1)	$600.1	$(121.1)
Net income (loss) per common share:
Basic	$0.34	$(1.01)	$8.22	$(1.65)
Diluted	$0.34	$(1.01)	$8.07	$(1.65)
Weighted-average common shares outstanding:
Basic	71.2	73.6	73.0	73.5
Diluted	72.5	73.6	74.3	73.5
Dividends declared per share	$0.6875	$—	$2.75	$—

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RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Twelve Months Ended
	April 2, 2022	March 27, 2021
	(millions)
Cash flows from operating activities:
Net income (loss)	$600.1	$(121.1)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	229.7	247.6
Deferred income tax expense (benefit)	(46.1)	35.6
Non-cash stock-based compensation expense	81.7	72.7
Non-cash impairment of assets	21.3	96.0
Bad debt reversals	(2.2)	(27.6)
Other non-cash charges	1.0	1.8
Changes in operating assets and liabilities:
Accounts receivable	32.4	(143.0)
Inventories	(269.3)	3.7
Prepaid expenses and other current assets	(28.3)	5.2
Accounts payable and accrued liabilities	194.6	293.6
Income tax receivables and payables	(62.3)	(37.8)
Operating lease right-of-use assets and liabilities, net	(61.6)	(30.2)
Other balance sheet changes	24.9	(15.6)
Net cash provided by operating activities	715.9	380.9
Cash flows from investing activities:
Capital expenditures	(166.9)	(107.8)
Purchases of investments	(1,510.6)	(704.6)
Proceeds from sales and maturities of investments	964.6	1,007.2
Settlement of net investment hedges	—	3.7
Other investing activities	(5.0)	(3.5)
Net cash provided by (used in) investing activities	(717.9)	195.0
Cash flows from financing activities:
Repayments of credit facility borrowings	—	(475.0)
Proceeds from the issuance of long-term debt	—	1,241.9
Repayments of long-term debt	—	(300.0)
Payments of finance lease obligations	(23.1)	(13.9)
Payments of dividends	(150.0)	(49.8)
Repurchases of common stock, including shares surrendered for tax withholdings	(492.6)	(37.7)
Other financing activities	—	(8.7)
Net cash provided by (used in) financing activities	(665.7)	356.8
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(48.3)	25.5
Net increase (decrease) in cash, cash equivalents, and restricted cash	(716.0)	958.2
Cash, cash equivalents, and restricted cash at beginning of period	2,588.0	1,629.8
Cash, cash equivalents, and restricted cash at end of period	$1,872.0	$2,588.0

12

RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 2, 2022	March 27, 2021	April 2, 2022	March 27, 2021
	(millions)
Net revenues:
North America	$674.3	$569.0	$2,968.2	$1,992.4
Europe	467.4	370.1	1,780.7	1,165.9
Asia	346.1	289.4	1,286.8	1,027.5
Other non-reportable segments	34.9	58.5	182.8	215.0
Total net revenues	$1,522.7	$1,287.0	$6,218.5	$4,400.8

Operating income (loss):
North America	$90.2	$69.4	$676.7	$334.0
Europe	90.6	68.5	444.0	189.3
Asia	39.4	27.6	228.8	148.2
Other non-reportable segments	32.2	(5.2)	138.4	32.4
	252.4	160.3	1,487.9	703.9
Unallocated corporate expenses	(202.0)	(192.9)	(667.3)	(577.0)
Unallocated restructuring and other charges, net	(13.6)	6.9	(22.2)	(170.5)
Total operating income (loss)	$36.8	$(25.7)	$798.4	$(43.6)

13

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data

	April 2, 2022
	Three Months Ended	Twelve Months Ended
	% Change	% Change
	Constant Currency	Constant Currency
North America:
Digital commerce	27%	35%
Brick and mortar	19%	55%
Total North America	21%	49%

Europe:
Digital commerce	(2%)	18%
Brick and mortar	145%	75%
Total Europe	77%	57%

Asia:
Digital commerce	46%	54%
Brick and mortar	10%	15%
Total Asia	12%	17%

Total Ralph Lauren Corporation	26%	40%

Operating Segment Net Revenues Data

	Three Months Ended		% Change
	April 2, 2022	March 27, 2021	As Reported	Constant Currency
	(millions)
North America	$674.3	$569.0	18.5%	18.4%
Europe	467.4	370.1	26.3%	34.1%
Asia	346.1	289.4	19.6%	25.9%
Other non-reportable segments	34.9	58.5	(40.3%)	(40.2%)
Net revenues	$1,522.7	$1,287.0	18.3%	21.9%

	Twelve Months Ended		% Change
	April 2, 2022	March 27, 2021	As Reported	Constant Currency
	(millions)
North America	$2,968.2	$1,992.4	49.0%	48.8%
Europe	1,780.7	1,165.9	52.7%	53.8%
Asia	1,286.8	1,027.5	25.2%	26.8%
Other non-reportable segments	182.8	215.0	(15.0%)	(15.0%)
Net revenues	$6,218.5	$4,400.8	41.3%	41.9%

14

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	April 2, 2022					March 27, 2021
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$406.1	$181.6	$322.0	$—	$909.7	$303.8	$97.8	$268.9	$22.6	$693.1
Wholesale	268.2	285.8	24.1	0.4	578.5	265.2	272.3	20.5	4.2	562.2
Licensing	—	—	—	34.5	34.5	—	—	—	31.7	31.7
Net revenues	$674.3	$467.4	$346.1	$34.9	$1,522.7	$569.0	$370.1	$289.4	$58.5	$1,287.0

	Twelve Months Ended
	April 2, 2022					March 27, 2021
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$1,878.6	$828.3	$1,207.4	$27.2	$3,941.5	$1,214.1	$517.1	$968.4	$80.2	$2,779.8
Wholesale	1,089.6	952.4	79.4	5.9	2,127.3	778.3	648.8	59.1	12.4	1,498.6
Licensing	—	—	—	149.7	149.7	—	—	—	122.4	122.4
Net revenues	$2,968.2	$1,780.7	$1,286.8	$182.8	$6,218.5	$1,992.4	$1,165.9	$1,027.5	$215.0	$4,400.8

15

RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	April 2, 2022	March 27, 2021
North America
Ralph Lauren Stores	46	40
Polo Factory Stores	193	193
Total Directly Operated Stores	239	233
Concessions	1	1

Europe
Ralph Lauren Stores	36	32
Polo Factory Stores	59	60
Total Directly Operated Stores	95	92
Concessions	29	29

Asia
Ralph Lauren Stores	93	79
Polo Factory Stores	77	72
Total Directly Operated Stores	170	151
Concessions	654	616

Other
Club Monaco Stores	—	72
Club Monaco Concessions	—	4

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	175	151
Polo Factory Stores	329	325
Club Monaco Stores	—	72
Total Directly Operated Stores	504	548
Concessions	684	650

Global Licensed Stores
Total Licensed Stores	148	282

16

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	April 2, 2022
	As Reported	Total Adjustments(a)(b)	As Adjusted
	(millions, except per share data)
Net revenues	$1,522.7	$—	$1,522.7
Gross profit	966.1	(1.8)	964.3
Gross profit margin	63.4%		63.3%
Total other operating expenses, net	(929.3)	19.2	(910.1)
Operating expense margin	61.0%		59.8%
Operating income	36.8	17.4	54.2
Operating margin	2.4%		3.6%
Other non-operating expense, net	(7.5)	—	(7.5)
Income before income taxes	29.3	17.4	46.7
Income tax provision	(4.9)	(6.0)	(10.9)
Effective tax rate	16.8%		23.4%
Net income	$24.4	$11.4	$35.8
Net income per diluted common share	$0.34		$0.49
Weighted average common shares outstanding - Diluted	72.5		—

SEGMENT INFORMATION - OPERATING INCOME:
North America	$90.2	$0.2	$90.4
Operating margin	13.4%		13.4%
Europe	90.6	3.6	94.2
Operating margin	19.4%		20.2%
Asia	39.4	—	39.4
Operating margin	11.4%		11.4%
Other non-reportable segments	32.2	—	32.2
Operating margin	92.2%		92.2%
Unallocated corporate expenses and restructuring & other charges, net	(215.6)	13.6	(202.0)
Total operating income	$36.8	$17.4	$54.2

17

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Twelve Months Ended
	April 2, 2022
	As Reported	Total Adjustments(a)(c)	As Adjusted
	(millions, except per share data)
Net revenues	$6,218.5	$—	$6,218.5
Gross profit	4,147.5	(13.3)	4,134.2
Gross profit margin	66.7%		66.5%
Total other operating expenses, net	(3,349.1)	45.9	(3,303.2)
Operating expense margin	53.9%		53.1%
Operating income	798.4	32.6	831.0
Operating margin	12.8%		13.4%
Other non-operating expense, net	(43.8)	—	(43.8)
Income before income taxes	754.6	32.6	787.2
Income tax provision	(154.5)	(9.4)	(163.9)
Effective tax rate	20.5%		20.8%
Net income	$600.1	$23.2	$623.3
Net income per diluted common share	$8.07		$8.38
Weighted average common shares outstanding - Diluted	74.3		—

SEGMENT INFORMATION - OPERATING INCOME:
North America	$676.7	$(10.9)	$665.8
Operating margin	22.8%		22.4%
Europe	444.0	2.4	446.4
Operating margin	24.9%		25.1%
Asia	228.8	1.1	229.9
Operating margin	17.8%		17.9%
Other non-reportable segments	138.4	0.3	138.7
Operating margin	75.7%		75.9%
Unallocated corporate expenses and restructuring & other charges, net	(689.5)	39.7	(649.8)
Total operating income	$798.4	$32.6	$831.0

18

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	March 27, 2021
	As Reported	Total Adjustments(a)(d)	As Adjusted
	(millions, except per share data)
Net revenues	$1,287.0	$—	$1,287.0
Gross profit	782.9	26.4	809.3
Gross profit margin	60.8%		62.9%
Total other operating expenses, net	(808.6)	43.4	(765.2)
Operating expense margin	62.8%		59.5%
Operating income (loss)	(25.7)	69.8	44.1
Operating margin	(2.0%)		3.4%
Other non-operating expense, net	(9.6)	—	(9.6)
Income (loss) before income taxes	(35.3)	69.8	34.5
Income tax benefit (provision)	(38.8)	32.7	(6.1)
Effective tax rate	(110.1%)		17.8%
Net income (loss)	$(74.1)	$102.5	$28.4
Net income (loss) per diluted common share	$(1.01)		$0.38
Weighted average common shares outstanding - Diluted	73.6		75.1

SEGMENT INFORMATION - OPERATING INCOME (LOSS):
North America	$69.4	$19.4	$88.8
Operating margin	12.2%		15.6%
Europe	68.5	1.5	70.0
Operating margin	18.5%		18.9%
Asia	27.6	(1.1)	26.5
Operating margin	9.5%		9.1%
Other non-reportable segments	(5.2)	17.4	12.2
Operating margin	(8.8%)		21.1%
Unallocated corporate expenses and restructuring & other charges, net	(186.0)	32.6	(153.4)
Total operating income (loss)	$(25.7)	$69.8	$44.1

19

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Twelve Months Ended
	March 27, 2021
	As Reported	Total Adjustments(a)(e)	As Adjusted
	(millions, except per share data)
Net revenues	$4,400.8	$—	$4,400.8
Gross profit	2,861.4	29.3	2,890.7
Gross profit margin	65.0%		65.7%
Total other operating expenses, net	(2,905.0)	225.1	(2,679.9)
Operating expense margin	66.0%		60.9%
Operating income (loss)	(43.6)	254.4	210.8
Operating margin	(1.0%)		4.8%
Other non-operating expense, net	(31.2)	—	(31.2)
Income (loss) before income taxes	(74.8)	254.4	179.6
Income tax provision	(46.3)	(6.3)	(52.6)
Effective tax rate	(61.9%)		29.3%
Net income (loss)	$(121.1)	$248.1	$127.0
Net income (loss) per diluted common share	$(1.65)		$1.70
Weighted average common shares outstanding - Diluted	73.5		74.7

SEGMENT INFORMATION - OPERATING INCOME (LOSS):
North America	$334.0	$12.8	$346.8
Operating margin	16.8%		17.4%
Europe	189.3	12.4	201.7
Operating margin	16.2%		17.3%
Asia	148.2	1.6	149.8
Operating margin	14.4%		14.6%
Other non-reportable segments	32.4	17.2	49.6
Operating margin	15.1%		23.1%
Unallocated corporate expenses and restructuring & other charges, net	(747.5)	210.4	(537.1)
Total operating income (loss)	$(43.6)	$254.4	$210.8

20

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	March 28, 2020
	As Reported	Total Adjustments(a)(f)	As Adjusted
	(millions, except per share data)
Net revenues	$1,274.1	$—	$1,274.1
Gross profit	594.4	158.5	752.9
Gross profit margin	46.7%		59.1%
Total other operating expenses, net	(878.2)	82.4	(795.8)
Operating expense margin	68.9%		62.5%
Operating loss	(283.8)	240.9	(42.9)
Operating margin	(22.3%)		(3.4)%
Other non-operating income (expense), net	(3.4)	7.1	3.7
Loss before income taxes	(287.2)	248.0	(39.2)
Income tax benefit (provision)	38.2	(49.5)	(11.3)
Effective tax rate	13.3%		(28.3)%
Net loss	$(249.0)	$198.5	$(50.5)
Net loss per diluted common share	$(3.38)		$(0.68)
Weighted average common shares outstanding - Diluted	73.7		73.7

SEGMENT INFORMATION - OPERATING INCOME (LOSS):
North America	$(79.6)	$142.8	$63.2
Operating margin	(12.6%)		10.1%
Europe	4.4	44.6	49.0
Operating margin	1.2%		13.8%
Asia	(10.8)	18.4	7.6
Operating margin	(5.1%)		3.5%
Other non-reportable segments	—	18.8	18.8
Operating margin	—%		24.2%
Unallocated corporate expenses and restructuring & other charges, net	(197.8)	16.3	(181.5)
Total operating loss	$(283.8)	$240.9	$(42.9)

21

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL (Continued)
(Unaudited)

	Twelve Months Ended
	March 28, 2020
	As Reported	Total Adjustments(a)(g)	As Adjusted
	(millions, except per share data)
Net revenues	$6,159.8	$—	$6,159.8
Gross profit	3,653.3	159.5	3,812.8
Gross profit margin	59.3%		61.9%
Total other operating expenses, net	(3,336.3)	155.2	(3,181.1)
Operating expense margin	54.2%		51.6%
Operating income	317.0	314.7	631.7
Operating margin	5.1%		10.3%
Other non-operating income, net	9.4	7.1	16.5
Income before income taxes	326.4	321.8	648.2
Income tax benefit (provision)	57.9	(199.9)	(142.0)
Effective tax rate	(17.7%)		21.9%
Net income	$384.3	$121.9	$506.2
Net income per diluted common share	$4.98		$6.56
Weighted average common shares outstanding - Diluted	77.2		77.2

SEGMENT INFORMATION - OPERATING INCOME:
North America	$456.0	$143.2	$599.2
Operating margin	14.5%		19.1%
Europe	336.3	44.7	381.0
Operating margin	20.6%		23.3%
Asia	124.8	21.7	146.5
Operating margin	12.3%		14.4%
Other non-reportable segments	85.2	31.2	116.4
Operating margin	23.0%		31.4%
Unallocated corporate expenses and restructuring & other charges, net	(685.3)	73.9	(611.4)
Total operating income	$317.0	$314.7	$631.7

22

RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(a)Adjustments for non-routine inventory-related charges (benefits) are recorded within cost of goods sold in the consolidated statements of operations. Adjustments for non-routine bad debt expense (benefits) is recorded within selling, general, and administrative ("SG&A") expenses in the consolidated statements of operations. Adjustments for impairment-related charges are recorded within impairment of assets in the consolidated statements of operations, with the exception of a $7.1 million impairment of an equity method investment during the fourth quarter of Fiscal 2020, which is recorded within other income (expense), net. Adjustments for one-time income tax events are recorded within the income tax benefit (provision) in the consolidated statement of operations. Adjustments for all other charges are recorded within restructuring and other charges, net in the consolidated statements of operations.

(b)Adjustments for the three months ended April 2, 2022 include (i) other charges of $10.9 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired and non-income-related capital taxes resulting from Swiss tax reform; (ii) a $4.0 million charitable donation expense related to income received from Regent, L.P. ("Regent") during Fiscal 2022 in connection the Company's sale of its Club Monaco business; (iii) charge of $3.6 million related to non-routine bad debt expense recorded in connection with the Russia-Ukraine war; (iv) benefit of $1.8 million related to COVID-19-related inventory adjustments; (v) charges of $1.6 million recorded in connection with the Company's restructuring activities, consisting of restructuring charges and impairment of assets; and (vi) benefit of $0.9 million related to income received from Regent.

(c)Adjustments for the twelve months ended April 2, 2022 include (i) charges of $25.3 million recorded in connection with the Company's restructuring activities, consisting of restructuring charges, impairment of assets, and accelerated stock-based compensation expense; (ii) other charges of $18.2 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired and non-income-related capital taxes resulting from Swiss tax reform; (iii) benefit of $13.3 million related to COVID-19-related inventory adjustments; (iv) income of $4.0 million primarily related to a certain revenue share clause in the Company's agreement with Regent that entitled it to receive a portion of the sales generated by the Club Monaco business during a four-month business transition period; (v) a $4.0 million charitable donation expense related to the beforementioned income received from Regent; and (vi) net non-routine bad debt expense of $2.4 million recorded in connection with the Russia-Ukraine war, partially offset by favorable COVID-19-related bad debt reserve adjustments.

(d)Adjustments for the three months ended March 27, 2021 include (i) charges of $32.5 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, and inventory-related charges; (ii) additional impairment of assets of $17.5 million primarily related to underperforming stores as a result of on-going store portfolio evaluation and $0.3 million related to certain previously exited real estate locations for which the related lease agreement has not yet expired; (iii) inventory-related charges of $26.4 million related to adverse impacts associated with COVID-19 business disruptions; (iv) benefit of $10.0 million related to COVID-19-related bad debt reserve adjustments; and (v) other charges of $3.1 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired. Our income tax provision for the three months ended

23

March 27, 2021 reflected tax effects for the pre-tax charges described above, as well as incremental tax expense of $52.6 million primarily related to a decrease in net operating loss carryback under the CARES Act and an increase for valuation allowance provided against domestic losses attributable to significant COVID-19 business disruptions.

(e)Adjustments for the twelve months ended March 27, 2021 include (i) charges of $236.8 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, and inventory-related charges; (ii) benefit of $41.4 million related to COVID-19-related bad debt reserve adjustments; (iii) additional impairment of assets of $17.5 million related to underperforming stores identified through its on-going store portfolio evaluation and adverse impacts associated with COVID-19 business disruptions, and $9.1 million related to certain previously exited real estate locations for which the related lease agreement has not yet expired; (iv) inventory-related charges of $21.0 million related to adverse impacts associated with COVID-19 business disruptions; and (v) other charges of $11.4 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired. Our income tax provision for the twelve months ended March 27, 2021 reflected tax effects for the pre-tax charges described above, as well as incremental tax expense of $33.7 million primarily related to a valuation allowance provided against domestic losses attributable to significant COVID-19 business disruptions and $13.8 million related to international tax legislation enacted in connection with the European Union's anti-tax avoidance directive, partially offset by an income tax benefit of $0.9 million primarily due to a net operating loss carryback under the CARES Act.
(f)Adjustments for the three months ended March 28, 2020 include (i) inventory-related charges of $157.3 million and bad debt expense of $56.4 million, both related to adverse impacts associated with COVID-19 business disruptions; (ii) charges of $16.9 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, and inventory-related charges; (iii) additional impairment of assets of $7.7 million related to underperforming stores as a result of on-going store portfolio evaluation and $7.1 million related to an equity method investment; and (iv) other charges of $2.6 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired. Additionally, the income tax benefit (provision) reflects a charge of $11.2 million recorded in connection with Swiss tax reform.
(g)Adjustments for the twelve months ended March 28, 2020 include (i) inventory-related charges of $157.3 million and bad debt expense of $56.4 million, both related to adverse impacts associated with COVID-19 business disruptions; (ii) charges of $48.5 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, inventory-related charges, and accelerated stock-based compensation expense; (iii) additional impairment of assets of $22.9 million related to underperforming stores as a result of on-going store portfolio evaluation and $7.1 million related to an equity method investment; and (iv) other charges of $29.6 million primarily related to the charitable donation of the net cash proceeds received from the sale of the Company's corporate jet and rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired. Additionally, the income tax benefit (provision) reflects a one-time benefit of $122.9 million recorded in connection with Swiss tax reform.

24

NON-U.S. GAAP FINANCIAL MEASURES

Because Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. Such fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.

This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.

Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring activities, as well as certain other charges (benefits) associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. The income tax benefit (provision) has also been adjusted for certain other one-time income tax events and other adjustments, as described in the footnotes to the non-U.S. GAAP financial measures above. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.

Additionally, the Company's full year Fiscal 2023 and first quarter guidance excludes certain anticipated restructuring-related and other charges. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to its restructuring plans, have not yet occurred or are out of the Company's control. Accordingly, a reconciliation of the Company's non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures is not available without unreasonable effort. However, the Company has identified the estimated impact of certain items excluded from its financial outlook. Specifically, the Company's financial outlook excludes estimated pretax charges of up to approximately $40 million related to its Fiscal 2021 Strategic Realignment Plan that have not yet been incurred.

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SOURCE: Ralph Lauren Corporation
Investor Relations:
Corinna Van der Ghinst
ir@ralphlauren.com
Or
Corporate Communications
rl-press@ralphlauren.com

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